AMENDED AND RESTATED EXPENSE UNDERTAKING

UNDERTAKING made as of August 25, 2004, as amended and restated as of March 12, 2008, by ADELANTE CAPITAL MANAGEMENT LLC, a Delaware limited liability company (“ACM”).

WHEREAS, Adelante Funds, f/k/a Lend Lease Funds, (the “Trust”), is a Delaware business trust, and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company of the series type, and Adelante U.S. Real Estate Securities Fund (the “Fund”), f/k/a Lend Lease U.S. Real Estate Securities Fund, is a series of the Trust;

WHEREAS, the Trust and ACM have entered into an Advisory Agreement dated as of August 25, 2004 (the “Management Agreement”), pursuant to which ACM provides investment management services to the Fund for compensation based on the value of the average daily net assets of the Fund;

WHEREAS, the Trust and ACM have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund at a level below the level to which the Fund may normally be subject;

WHEREAS, ACM made an Expense Undertaking dated as of August 25, 2004, which was amended as of March 22, 2007 (the “Expense Undertaking”), and pursuant to which ACM has agreed to limit the Fund’s total operating expenses;

WHEREAS, ACM made a Supplementary Undertaking dated August 25, 2004, (the “Supplementary Undertaking”), pursuant to which it has agreed to limit the Fund’s total operating expenses should the Expense Undertaking not be renewed;

WHEREAS, the Board of Trustees of the Trust have requested that the Expense Undertaking be restated to reflect the Trust and Fund’s current names;

WHEREAS, ACM has agreed to amend the Expense Undertaking to increase the notice period for termination by the Adviser to 90 days prior to the date on which the undertaking renews for another one year period, to reduce the expense caps for Class K shares to 110 basis points and for Class Y shares to 90 basis points effective as of February 1, 2008, and to remove the exclusion for expenses of counsel or other persons or services retained by the Trust’s trustees who are not “interested persons” as defined in the 1940 Act;

WHEREAS, it is desirable to consolidate the various documents governing the Fund’s expense limitations into a single document in conjunction with the amendments being effected by ACM;

NOW THEREFORE, the parties hereto amend and restate the Expense Undertaking as follows:

1.	Primary Expense Limitation; Recoupment.

(a)  To the extent that the ordinary operating expenses incurred by a class of the Fund in any fiscal year, including but not limited to investment management fees of ACM, but excluding interest, taxes, brokerage commissions, other investment-related costs, extraordinary expenses such as litigation, and other expenses not incurred in the ordinary course of such Fund’s business (“Fund Operating Expenses”), exceed the Operating Expense Limit, as defined below, such excess amount (the “Excess Amount”) shall be the liability of ACM. The “Operating Expense Limit” in any fiscal year with respect to each class of the Fund shall be as follows (based on a percentage of the average daily net assets of such class of the Fund):

Class	Operating Expense Limit (in basis points)
Class A Shares	150
Class K Shares	110
Class Y Shares	90

(b) To determine ACM’s obligation with respect to the Excess Amount, each day the Fund Operating Expenses for each class of the Fund shall be annualized. If the annualized Fund Operating Expenses of a class of the Fund for any day exceed the Operating Expense Limit for that class of the Fund, ACM shall remit to the appropriate class of the Fund an amount that, together with the waived or reduced investment management fee, is sufficient to pay that day’s Excess Amount. The Trust may offset amounts owed to the Fund pursuant to this expense limitation against the advisory fee payable to ACM.

(c) If on any day during which the Management Agreement is in effect, the estimated annualized Fund Operating Expenses of a class of the Fund for that day are less than the Operating Expense Limit, ACM shall be entitled to recoup from the Fund the investment management fees waived or reduced and other payments remitted by ACM to such class of the Fund pursuant to Section 1 hereof (the “Recoupment Amount”) during any of the previous thirty-six (36) months, to the extent that such class’ annualized Operating Expenses plus the amount so recouped equals, for such day, the Operating Expense Limit for such class, provided that such amount paid to ACM will in no event exceed the total Recoupment Amount and will not include any amounts previously recouped.

(d) If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that (i) the amount of the investment management fees waived or reduced and other payments remitted by ACM to each class of the Fund with respect to the previous fiscal year shall equal the Excess Amount; and (ii) the actual Fund Operating Expenses of each class of each the Fund for the prior fiscal year (including any recoupment payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.

(e) The expense limitation described in this Section 1 (the “Primary Expense Limitation”) shall continue through May 31, 2009. After such term, the Primary Expense Limitation shall automatically renew for one-year terms unless ACM provides notice to the Trust of its termination at least ninety days prior to the end of the then current term. The Trust may terminate the Primary Expense Limitation without penalty upon ninety days notice to ACM.

2.  Supplementary Expense Limitation.

(a) To the extent that the Fund Operating Expenses incurred by a class of the Fund in any fiscal year exceed the Supplementary Operating Expense Limit, as defined below, such excess amount (the “Supplementary Excess Amount”) shall be the liability of ACM. The “Supplementary Operating Expense Limit” in any fiscal year with respect to Class K and Class Y of the Fund shall be as follows (based on a percentage of the average daily net assets of such class of the Fund):

Class	Supplementary Operating Expense Limit (in basis points)

Class K Shares	225

Class Y Shares	225

(b) To determine ACM’s obligation with respect to the Supplementary Excess Amount, each day the Fund Operating Expenses for Class K and Class Y of the Fund shall be annualized. If the annualized Fund Operating Expenses of any such class of the Fund for any day exceed the Supplementary Operating Expense Limit for that class of the Fund, ACM shall remit to the appropriate class of the Fund an amount that, together with the waived or reduced investment management fee, is sufficient to pay that day’s Supplementary Excess Amount. The Trust may offset amounts owed to the Fund pursuant to this expense limitation against the advisory fee payable to ACM.

(c) The supplementary expense limitation described in this Section 2 takes effect on the first day following termination of the Primary Expense Limitation as permitted under Section 1(e), provided such day is prior to January 31, 2011, and continues through January 31, 2011.

3. Miscellaneous.

(a) Effect of Termination of Management Agreement. Notwithstanding any other provision of this Agreement, this Agreement shall terminate automatically upon the termination of the Management Agreement

(b) Notices.  All notices or other communications given under this Undertaking shall be made by guaranteed overnight delivery, telecopy or certified mail; notice is effective when received. Notice shall be given to the parties at the following addresses:

ACM:	Adelante Capital Management LLC
555 12th Street
Suite 2100
Oakland, CA 94607
Attention: Contract Compliance Officer

Trust:	Adelante Funds
555 12th Street
Suite 2100
Oakland, CA 94607
Attention: President

(c) Severability.  If any provision of this Undertaking shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

(d) Applicable Law.  This Undertaking shall be construed in accordance with and governed by the laws of the State of Delaware.

(e) Counterparties. This Undertaking may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f) Entire Agreement. This Undertaking states the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof. It may not be added to or changed orally, and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act when applicable.

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IN WITNESS WHEREOF, the parties hereto have caused this Undertaking to be executed by their duly authorized officers as of the date first set forth above.

ADELANTE CAPITAL MANAGEMENT LLC

By:   /s/ Mark J. Nuti
Name: Mark J. Nuti
Title: Chief Operating Officer

Acknowledged:

ADELANTE FUNDS, on behalf of its series
ADELANTE U.S. REAL ESTATE SECURITIES FUND

By: /s/ Mark A. Hoopes

Name: Mark A. Hoopes
Title: Chief Compliance Officer